Exhibit 4.8

FOURTH SUPPLEMENTAL INDENTURE

This Fourth Supplemental Indenture, dated as of February 13, 2019 (this “Supplemental Indenture”), is among Ultra Resources, Inc., a Delaware corporation (the “Issuer”), Ultra Petroleum Corp., a Yukon, Canada corporation (the “Parent Guarantor”), the Subsidiary Guarantors party hereto (together with the Parent Guarantor, the “Guarantors”), and Wilmington Trust, National Association, as trustee (in such capacity together with its successors in such capacity, the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Guarantors, the Trustee and Wilmington Trust, National Association, as collateral agent, have heretofore executed and delivered an Indenture, dated as of December 21, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $545,000,000 of 9.00% Cash / 2.00% PIK Senior Secured Second Lien Notes due 2024 of the Issuer;

WHEREAS, Section 2.1(b) of the Indenture provides that, with respect to any Additional Notes issued after the Issue Date, the Issuer is required to set forth in a supplemental indenture certain information relating to the issuance of such Additional Notes; and

WHEREAS, pursuant to Section 9.1(10) of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Noteholder.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1.   Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Additional Notes

SECTION 2.1.   Additional Notes.  On or about the date hereof, the Issuer intends to issue Additional Notes in an aggregate principal amount of $10,116,750 in exchange for $16,450,000 aggregate principal amount of the Issuer’s issued and outstanding 2022 Notes, which shall be the issue price.  Such Additional Notes shall in be in the form annexed hereto as Exhibit A, which shall contain such other terms as may be required pursuant to the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1.   Reserved.

SECTION 3.2.   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3.   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4.   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5.   Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6.   The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer.

SECTION 3.7.   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.  The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this instrument as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes

SECTION 3.8.   Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

Issuer:

ULTRA RESOURCES, INC.

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Financial Officer

Parent Guarantor:

ULTRA PETROLEUM CORP.

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Chief Financial Officer

Subsidiary Guarantors:

UP ENERGY CORPORATION

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Executive Officer

KEYSTONE GAS GATHERING, LLC

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Executive Officer

[Signature Page to Fourth Supplemental Indenture]

ULTRA WYOMING, LLC

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Executive Officer

UPL PINEDALE, LLC

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Executive Officer

UPL THREE RIVERS HOLDINGS, LLC

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Executive Officer

ULTRA WYOMING LGS, LLC

By:	/s/ David W. Honeyfield
Name: David W. Honeyfield
Title: Senior Vice President and Chief Executive Officer

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

[Signature Page to Fourth Supplemental Indenture]

Exhibit A

Form of Note